Exhibit 10.7

EMPLOYMENT AGREEMENT

      This Employment Agreement (this “Agreement”) is entered into as of June 1, 2001 between Sequoia Software Corporation, a Maryland corporation (the "Company”), and Paul Martin (the “Employee”).

      IN CONSIDERATION OF the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1. Employment.

      The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company, upon the terms and conditions hereinafter set forth.

2. Term.

      Unless Employee’s employment hereunder is terminated earlier pursuant to Section 5 of this Agreement, Employee’s employment hereunder shall begin on the date hereof and shall expire two (2) years from the date hereof, provided that upon the expiration of the first two (2) years of such employment, the Employee’s employment hereunder shall continue for additional consecutive extension terms of one (1) year each until either party gives notice of termination to the other at least one hundred eighty (180) days prior to end of the then current term. The term of employment described in the immediately preceding sentence, including any extensions but without giving effect to any earlier termination provided for under Section 5 of this Agreement, is hereinafter described as the “Contract Term.” The period of time during which the Employee actually is employed hereunder, giving effect to any termination of employment under Section 5 of this Agreement, is hereinafter described as the “Term.”

3. Duties and Responsibilities.

      3.1 During the Term, the Employee shall devote his full attention and expend his best efforts, energies, and skills, on a full-time basis, to the business of the Company and any corporation, partnership or other entity controlled by the Company (each, a “Subsidiary”). For purposes of this Agreement, the term the “Company” shall mean the Company and all Subsidiaries.

      3.2 During the Term, the Employee shall serve as the Chief Technology Officer of the Company. In the performance of all of his responsibilities as the Chief Technology Officer hereunder, the Employee shall be subject to all of the Company’s policies, rules and regulations applicable to its employees of comparable status, shall report directly to, and be subject to the direction and control of, the President of the Company, and shall perform such duties as shall reasonably be assigned to him by the President and are consistent with those duties assigned employees of comparable status. In performing such duties, the Employee will be subject to and abide by, and will cause employees of the

Company to be subject to and abide by, all policies and procedures developed by senior management of the Company.

      3.3 In order to induce the Company to enter into this Agreement, the Employee represents and warrants to the Company that (a) the Employee is not a party or subject to any employment agreement or arrangement with any other person, firm, company, corporation or other business entity, and (b) the Employee is subject to no restraint, limitation or restriction by virtue of any law, any contract or otherwise which would impair the Employee’s right or ability (i) to enter the employ of the Company, or (ii) to perform fully his duties and obligations pursuant to this Agreement.

4. Compensation and Benefits.

      4.1 For all services rendered by the Employee under this Agreement, the Company shall pay or cause to be paid to the Employee, and the Employee shall accept, the Base Salary (as such term is hereinafter defined in this Article 4) and participation in the Sequoia Software Corporation 2000 Stock Incentive Plan, all in accordance with and subject to the terms of this Agreement. The term “Compensation” shall mean the Base Salary and participation in the Sequoia Software Corporation 2000 Stock Incentive Plan.

      4.2 During the Term, the Company shall pay the Employee a “Base Salary” at an annual rate of One Hundred Thirty Thousand Dollars ($130,000), payable in installments in accordance with the Company’s regular payroll practices and subject to all withholding required by law. The Board of Directors of the Company (the “Board of Directors”), or the Compensation Committee thereof, shall review the Base Salary of the Employee at least annually and may grant increases thereto in its sole discretion.

      4.3 During the Employee’s employment under this Agreement, the Employee shall be eligible to participate in the Sequoia Software Corporation 2000 Stock Incentive Plan, and other stock plans as may be maintained by the Company from time to time, in whole or in part. The Employee’s awards under such stock plans shall be determined by the Company, the Board of Directors or such person or administrative body as provided under such plans.

      4.4 During the Term, the Employee shall be entitled to (i) participation in such employee retirement, and welfare benefit plans, programs, policies and arrangements as maintained by the Company from time to time, in whole or in part, for employees of his level; subject to, and to the extent that, the Employee is eligible under such benefit plans in accordance with their respective terms (ii) paid vacation, holidays, leave of absence, leave for illness, funeral leave and temporary disability leave in accordance with the policies of the Company; and (iii) perquisites as from time to time provided by the Company to employees of his level.

      4.5 During the Term, the Employee is authorized to incur reasonable expenses in the performance of his duties hereunder. The Company shall reimburse the Employee for all such expenses upon the presentation by the Employee, not less frequently than monthly, of signed, itemized accounts of such expenditures and vouchers, all in accordance with the Company’s procedures and policies as adopted and in effect from time to time and applicable to its employees of comparable status.

5. Termination.

      5.1 The Company may terminate the Employee’s employment under this Agreement at any time for Cause. “Cause” shall exist for such termination if Employee (i) is adjudicated guilty of a felony by a court of competent jurisdiction, (ii) commits any act of fraud or intentional misrepresentation, (iii) has materially breached any covenant set forth in this Agreement or willfully violated any direction of the Board of Directors, which breach or willful violation the Employee has not cured within thirty (30) days following notice by the Board of Directors to the Employee of the breach or willful violation, or (iv) has made any material misrepresentation to the Company under Section 3.3 hereof.

      5.2 The Company may terminate the Employee’s employment under this Agreement at any time without Cause. If the Company breaches any term of this Agreement and fails to cure such breach within thirty (30) days of notice of such breach from the Employee, and if Employee terminates his employment with the Company within thirty (30) days after the period for the cure of the breach by the Company expires, the Company shall be deemed to have terminated the Employee’s employment hereunder without Cause.

      5.3 The Employee may voluntarily terminate his employment under this Agreement at any time. For the purposes of this Agreement, if the Employee terminates his employment under this Agreement pursuant to the second sentence of Section 5.2 above, he shall not be deemed to have terminated such employment under this Section 5.3.

      5.4 The election of the Company to give notice in accordance with Section 2 above that the Employee’s employment hereunder will not be extended for an additional one (1) year term shall not constitute a termination of the Employee’s employment hereunder by the Company without Cause for the purposes of Section 5.2 above.

6. Severance Payments.

      If the Employee’s employment under this Agreement is terminated during the Term of the Agreement by the Company without Cause, the Employee shall be entitled to continuation in payment of his Base Salary, at the rate in effect immediately before the date of termination, for a period equal to the greater of (a) the period from the day after his last day of employment hereunder through the last day of the Term of this Agreement, or (b) one (1) year, provided that the Employee (i) honors the restrictive covenants as provided in Section 7 of this Agreement and (ii) executes a release of all claims arising from his employment by the Company, in such form as may then be used by the Company respecting termination of employees.

7. Restrictive Covenants.

      The Employee shall execute and be bound by the Employee Invention, Assignment and Confidentiality Agreement, which is attached hereto as Exhibit A. The Employee agrees that the Employee Invention, Assignment and Confidentiality Agreement constitutes a separate agreement independently supported by good and adequate consideration and, notwithstanding anything in this

Agreement to the contrary, shall be severable from the other provisions of, and shall survive, this Agreement.

8. Miscellaneous.

      8.1 This Agreement is a personal contract, and the rights and interests of the Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated except as otherwise expressly permitted by the provisions of this Agreement. The Employee shall not under any circumstances have any option or right to require payment hereunder otherwise than in accordance with the terms hereof. Except as otherwise expressly provided herein, the Employee shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, and all rights and benefits of the Employee shall be for the sole personal benefit of the Employee, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer claim or judgment or bankruptcy proceedings against the Employee; provided, however, that in the event of the Employee’s death, the Employee’s estate, legal representatives or heirs, as appropriate, shall succeed to and acquire all rights and benefits that accrued to the Employee pursuant to, and in accordance with, the terms of this Agreement.

      8.2 The Company shall have the right to assign this Agreement to any successor to substantially all of its business or assets, and any such successor shall be bound by all of the provisions hereof.

      8.3 Any notice required or permitted by or in connection with this Agreement shall be in writing and shall be made by hand delivery, by Federal Express, or other similar overnight delivery service, or by certified mail, unrestricted delivery, return receipt requested, postage prepaid, addressed to the addressee at the appropriate address set forth below or to such other address as may be hereafter specified by written notice by the addressee to the other party to this Agreement. Notice shall be considered given as of the date of the hand delivery, one (1) calendar day after delivery to Federal Express or similar overnight delivery service, or three (3) calendar days after the date of mailing, independent of the date of actual delivery or whether delivery is ever in fact made.

If to the Company: Sequoia Software Corporation 8890 McGaw Road, Columbia, Maryland 21045 Attention: Board of Directors

If to the Employee: Paul Martin c/o Sequoia Software Corporation 8890 McGaw Road, Columbia, Maryland 21045

      8.4 This Agreement may not be changed, amended, terminated or superseded orally, but only by an agreement in writing, nor may any of the provisions hereof be waived orally, but only by an instrument in writing, in any such case signed by the party against whom enforcement of any change, amendment, termination, waiver, modification, extension or discharge is sought.

      8.5 Except as otherwise provided herein, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without giving any effect to the principles of conflicts of laws.

      8.6 All descriptive headings and captions of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

      8.7 If any provision of this Agreement, or part thereof, is held to be unenforceable, the remainder of this Agreement and provision, as the case may be, shall nevertheless remain in full force and effect.

      8.8 Each of the parties hereto shall, at any time and from time to time hereafter, upon the reasonable request of the other, take such further actions and execute, acknowledge and deliver all such instruments of further assurance as necessary to carry out the provisions of this Agreement.

      8.9 This Agreement contains the entire agreement and understanding between the Company and the Employee with respect to the subject matter hereof and supersedes all prior understandings and agreements, including any prior employment contract or agreement, whether oral or written, between the parties hereto with respect to the specific subject matter hereof. No representations or warranties of any kind or nature relating to the Company or its affiliates or their respective businesses, assets, liabilities, operations, future plans or prospects have been made by or on behalf of the Company to the Employee; nor have any representations or warranties of any kind or nature been made by the Employee to the Company, except as expressly set forth in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereinabove written.

EXHIBIT A

EMPLOYEE INVENTION, ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

      In consideration, and as a condition of my employment with Sequoia Software Corporation, a Maryland corporation (the “Company”), I hereby represent to, and agree with the Company as follows:

1. Purpose of Agreement.

      I understand that the Company is or will be engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Confidential Information” (as defined in Section 6 below), its rights in “Inventions” (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (the “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

2. Disclosure of Inventions.

      I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, Internet products and services, e-commerce products and services, e-entertainment products and services, databases, mask works and trade secrets (the “Inventions”) that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not such Inventions are patentable, copyrightable or protectible as trade secrets.

3. Work for Hire; Assignment of Inventions.

      I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current or anticipated research and development, will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company from the moment of their creation and fixation in tangible media.

4. Assignment of Other Rights.

      In addition to the foregoing assignment of Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any

Invention. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Invention, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

5. Assistance.

      I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this section will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

6. Confidentiality Obligations.

      6.1 Acknowledgement. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company that relates to the business of the Company or to any parent, subsidiary, affiliate, customer, consultant or supplier of the Company or any other party with whom the Company or any other party with whom the Company agrees to hold such information (including any and all copies thereof) of such party in confidence (the “Confidential Information”). Such Confidential Information is defined more specifically in Section 6.3 below.

      6.2 Obligations. I agree to take the following steps to preserve the confidential and proprietary nature of Confidential Information:

            (a) Non-Disclosure. At all times both during and after my employment with Company, I will not use, disclose or transfer any of the Confidential Information other than as authorized by Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. I understand that I am not allowed to sell, license or otherwise exploit any products (including software or content in any form) which embody or otherwise exploit in whole or in part any Confidential Information.

            (b) Disclosure Prevention. I will take all reasonable precautions to prevent the inadvertent or accidental exposure of Confidential Information.

            (c) Removal. I will not remove any Confidential Information from Company’s premises or make copies of such materials except for use in Company’s business.

            (d) Return. I will return promptly to Company all Confidential Information and copies thereof at any time upon the request of Company, in any event and without such request, prior to the termination of my employment by Company. I agree not to retain any tangible or intangible copies of any Confidential Information after my termination of employment for any reason. Upon termination of my employment, I will not take with me any documents or materials or copies thereof containing any Confidential Information.

      6.3 Confidential Information. The following materials and information (including any and all copies thereof), whether having existed, now existing, or to be developed or created during the term of my employment by Company (herein referred to collectively as the “Confidential Information”) whether tangible or intangible, and whether or how stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, are covered by this Agreement and acknowledged by me to be valuable, special and unique assets of Company the disclosure of which, may be materially damaging.

            (a) Software. All information relating to existing software products and software in various stages of research and development which are not generally known to the public or within the Internet industry or trade in which Company competes (such as know-how, Inventions, design specifications, algorithms, technical formulas, engineering data, benchmark test results, search engines, Internet and e-commerce tools, methodologies, procedures, techniques, and information processing processes) and the physical embodiments of such information (such as drawings, specification sheets, design notes, source code, object code, HTML code, XML code, scripts, applets, load modules, schematics, flow charts, logic diagrams, procedural diagrams, coding sheets, work sheets, documentation, annotations, printouts, studies, manuals, proposals and any other written or machine-readable manuals, proposals and any other written or machine readable expressions of such information as are fixed in any tangible media).

            (b) Other Products and Services. All information relating to consulting, Inventions, entertainment content, research and development and other proprietary products or services, whether existing or in various stages of research and development, which are not generally known to the public or within the Internet industry or trade in which Company competes (such as know-how, content, specifications, technical data, engineering data, processes, techniques, methodologies, and strategies) and the physical embodiments of such information (such as drawings, schematics, data files, video, text, pictures, sound, graphics, specification sheets, instructor manuals, course materials, training aids, video cassettes, transparencies, slides, taped recordings of presentations, proposals, printouts, studies, contracts, maintenance manuals, documentation, and any other written or machine-readable expressions of such information as are fixed in any tangible media).

            (c) Business Procedures. All information concerning or relating to the way Company conducts its business which is not generally known to the public or within the Internet industry (such as internal business procedures, controls, internal telephone numbers, plans, licensing techniques and practices, supplier, subcontractor, consultant, and prime contractor names and contracts and other vendor information, computer system passwords and other computer security controls, financial information, distributor information, and employee data) and the physical embodiments of such information (such as check lists, samples, services and operational manuals, contracts, proposals, print-outs, correspondence, forms, listings, ledgers, financial statements, financial reports, financial and operational analyses, financial and operational studies, management reports of every kind, databases, personnel records pertaining to employees other than myself, and any other written or machine-readable expressions of such information as are fixed in any tangible media).

            (d) Marketing Plans and Customer Lists. All information pertaining to Company’s marketing plans and strategies; forecasts and projections; marketing practices, procedures and policies; financial data; discounts; margins; costs; credit terms; pricing practices, procedures and policies; domain names; goals and objectives; quoting practices, procedures and policies; and customer data including customer lists, contracts, representatives, requirements and needs, specifications, data provided by or about prospective existing or past customers and contract terms applicable to such customers and Web site visitor data, and the physical embodiments of such information (such as license agreements, customer lists, print-outs, databases, marketing plans, marketing reports, strategic business plans, marketing analyses and management reports, seminar and class attendee rosters, trade show or exhibit attendee listings, listings of potential customers and leads, and any other written or machine-readable expressions of such information as are fixed in any tangible media).

            (e) Not Generally Known. Any information in addition to the foregoing which is not generally known to the public or within the Internet or software industry or trade in which Company competes, and the physical embodiments of such information in any tangible form, whether written or machine-readable in nature.

      6.4 General Knowledge. The general skills, knowledge and experience gained during my employment with Company, and information publicly available or generally known within the industry or trade in which Company competes, is not considered Confidential Information. Also, upon termination of my employment with Company, I shall not, subject to the provisions of Section 7 below, be restricted from working with a person or entity which has independently developed information or materials similar to Confidential Information as long as I comply with my continuing obligations under this Agreement.

      6.5 Information Disclosed Remains Property of Company. I agree and acknowledge that all ideas, concepts, information, and written material disclosed to me by Company, or acquired from a customer or prospective customer of Company are and shall remain the sole and exclusive property and Confidential Information of Company or such customers, and are disclosed in confidence by Company or permitted to be acquired from such customers in reliance on my agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of Company’s business and for Company’s benefit.

7. Non-Competition Covenant.

      7.1 Competitor Defined. The term “Competitor” shall refer to any person, firm, corporation, partnership or other business entity engaged in or about to become engaged in the production, licensing, sale or marketing of any product or service or planned business of Company:

            (a) which is similar to or directly competitive with Company’s proprietary Internet, e-commerce or software, research and development or development of any product or service of Company with which I have been directly concerned through my work for Company during the preceding two (2) years; or

            (b) with respect to which I have acquired Confidential Information.

      7.2 Restrictive Covenant. As a material inducement to Company to enter into this Agreement, I covenant and agree that without the Company’s prior written consent, during my employment with Company and for a period of one (1) year following the termination of my employment, whether such termination be with or without cause, I shall not enter the employ of any Competitor, nor engage during such period, directly or indirectly, voluntarily or involuntarily, as principal, agent, officer, employee or otherwise, anywhere in the United States, in any actions to solicit, divert or take away any customer or supplier of Company, or provide services to, or assist in any manner any Competitor, or otherwise compete with Company in the sale or licensing, of any products or services competitive with the game, Internet, e-commerce or e-entertainment products or services developed or marketed by Company in the United States. Notwithstanding the foregoing, I shall retain the right to invest in or have an interest in entities traded on any public market or offered by any national brokerage house, provided that said interest does not exceed one percent (1%) of the voting control of said entity. In addition, I may make passive investments in privately held entities that are determined by the Board of Directors of the Company not to be competitors of the Company.

      7.3 Employee’s Acknowledgements and Agreements. I acknowledge that the covenant in Section 7.2 has a unique, very substantial and immeasurable value to Company. I acknowledge and agree that the Internet, e-commerce and software products and services developed by Company are or are intended to be marketed and licensed to customers worldwide. I further acknowledge and agree to the reasonableness of this covenant not to compete and the reasonableness of the geographic area and duration of time which are a part of said covenant. I also acknowledge and agree that this covenant will not impair me from becoming gainfully employed, or otherwise earning a livelihood following termination of employment with Company.

8. Non-Solicitation.

      I agree that any attempt on my part to induce others to leave Company’s employ, or any effort by me to interfere with Company’s relationship with its other employees would be harmful and damaging to Company. I agree that during employment and for a period of two (2) years thereafter, I will not in any way, directly or indirectly (i) induce or attempt to induce any employee of Company to quit employment with Company; (ii) otherwise interfere with or disrupt Company’s relationship with its employees; (iii) solicit, entice, or hire away any employee of Company; or (iv) hire or engage any employee of Company or any former employee of Company whose employment with Company ceased less than one (1) year before the date of such hiring or engagement.

9. Project Completion.

      I agree to give Company at least thirty (30) days prior written notice of termination to minimize any adverse effect on Company for any project in which I might be involved on behalf of Company. I agree to use my best efforts prior to termination to complete any project then assigned to me to the reasonable satisfaction of the Company, and to be available thereafter as reasonably required to assist with a transition and to answer questions explaining the work done by me prior to termination.

10. Notification.

      I hereby authorize the Company to notify my actual or future employers of the terms of this Agreement and my responsibilities hereunder.

11. Name and Likeness Rights.

      I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after my employment, for whatever purposes the Company deems necessary.

12. Injunctive Relief.

      I agree that damages in the event of any breach or threatened breach of this Agreement by me would be difficult to ascertain and that the Company may suffer irreparable harm. I therefore agree that, notwithstanding anything in this Agreement to the contrary, the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach. I hereby waive any and all defenses I may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Company may have.

13. Assignment.

      My rights, interest and benefits hereunder shall not be assigned, transferred, pledged, or hypothecated in any way by me. The rights and obligations of the Company under this

Agreement shall inure to the benefit of and be binding upon the successors of Company. If Company shall at any time be merged or consolidated with or into another corporation, or if substantially all the assets of Company are transferred to another corporation, the provisions of this Agreement shall be binding on and shall inure to the benefit of the corporation resulting from such merger or consolidation or to which such assets shall be transferred.

14. Governing Law; Severability.

      This Agreement will be governed and interpreted in accordance with the internal laws of the State of Maryland, without regard to or application of choice-of-law rules or principles. In the event that any provision of this Agreement is found by a court, arbitrator or other tribunal to be illegal, invalid or unenforceable, then such provision shall not be voided, but shall be enforced to the maximum extent permissible under applicable law, and the remainder of this Agreement shall remain in full force and effect.

15. Forum Selection.

      The parties agree that any legal proceeding, commenced by one party against the other, shall be brought in any state or Federal court having proper jurisdiction, within the State of Maryland. Both parties submit to such jurisdiction, and waive any objection to venue and/or claim of inconvenient forum.

16. No Breach of Prior Agreement.

      I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

17. Counterparts.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Headings.

      The captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. All references herein to sections will refer to sections of this Agreement.

19. Entire Agreement.

      This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.